Exhibit 99.1

Astra Announces Second Quarter 2022 Financial Results

ALAMEDA, California —August 4, 2022—Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) today announced financial results for its second quarter ended June 30, 2022.

Astra announces that after two of its four Rocket 3.3 flights were successful, the Company will transition to the next version of its launch system and is working with customers to re-manifest all payloads onto the new launch system, designed for higher capacity, reliability, and production rate.

"We have increased the design point of our new launch system to deliver up to 600-kilogram satellites to mid-inclination low Earth orbit over the course of the product lifecycle, which we believe will allow us to service over 75% of the small satellite market, including many of the new mega-constellations," said Chris Kemp, Astra Co-Founder, Chairman, and CEO.

Astra announced that the base bulk launch price for dedicated launches is expected to remain under five million dollars.

“We have made substantial changes to our operating plan to concentrate and focus our investments on the development and introduction of the upgraded version of our launch system and the increased production of the Astra Spacecraft EngineTM,” said CFO, Kelyn Brannon. “Furthermore, the $100 million Committed Equity Facility with B. Riley Principal Capital provides improved financial flexibility as we execute on these objectives.”

Recent Business Highlights

•
Updated, streamlined plan to invest in delivering higher reliability, higher capacity 600kg Launch System 2.0 to market.
•
Commenced customer deliveries of the Astra Spacecraft EngineTM, with total committed orders since July 1, 2021, up 69% over Q1 2022. This includes committed orders for 14 units acquired with the Apollo Fusion acquisition.
•
Began investing in new production facility to support increased demand for the Astra Spacecraft EngineTM.
•
Held first inaugural Spacetech Day for investors and analysts.

Second Quarter 2022 Financial Highlights:

For the three months ended June 30, 2022:

•
GAAP Gross Loss was $14.8 million.
•
Adjusted Gross Loss* was $2.4 million.
•
GAAP Net Loss was $82.3 million.
•
Adjusted Net Loss* was $53.0 million.
•
Adjusted EBITDA Loss* of $48.4 million.
•
Capital expenditures during the quarter totaled $12.9 million.
•
Cash and cash equivalents and marketable securities totaled $200.7 million.

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*Denotes Non-GAAP financial measure. Refer to “Explanation of Adjusted (or Non-GAAP) Financial Measures” later in this press release for reconciliation of GAAP to Non-GAAP financial measures.

Third Quarter 2022 Outlook

As of August 4, 2022, we are providing guidance for the third quarter 2022 based on current market conditions and expectations and given the dedication of our launch resources to the development of Launch System 2.0. We emphasize that the guidance is subject to various important cautionary factors referenced in the section entitled “Forward-Looking Statements” below and our annual report on Form 10-K for the year ended December 31, 2021, including risks and uncertainties associated with the ongoing COVID-19 pandemic as well as the Russia, Ukraine conflict and their potential impact on our business.

For the third quarter ending September 30, 2022, we currently expect:

•
Adjusted EBITDA Loss* between $45.0 million and $51.0 million.
•
Depreciation and Amortization between $5.5 million and $6.5 million.
•
Stock-based compensation between $12.0 million and $15.0 million.
•
Cash income taxes of approximately zero.
•
Basic shares outstanding between 266.0 million and 270.0 million.
•
Capital expenditures between $6.0 million and $8.0 million.

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*Denotes Non-GAAP financial measure. Refer to “Explanation of Adjusted (or Non-GAAP) Financial Measures” later in this press release for reconciliation of GAAP to Non-GAAP financial measures.

Conference Call Information

In conjunction with this announcement, Astra will host a conference call for investors at 1:30 p.m. PT (4:30 p.m. ET) today to discuss second quarter results and our outlook for the third quarter ending September 30, 2022. The live webcast and a replay of the webcast will be available on the Investor Relations section of Astra’s website: https://investor.astra.com/news-and-events/events-and-presentations

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world, and one of the industry’s first flight-proven electric propulsion systems for satellites, Astra Spacecraft EngineTM. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Forward Looking Statements

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Astra’s expectations or projections, including the following factors, among others: (i) the failure to meet projected development and launch targets, including as a result of the decisions of governmental authorities or other third parties not within our control, weather and other suboptimal conditions that may it difficult to perform a launch attempt, as well as those driven by the dedication of our launch resources to the development of Launch System 2.0; (ii) changes in applicable laws or regulations; (iii) the ability of Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra, (vii) the ability to manage its cash outflows during its business operations and (vii) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission by Astra.

Explanation of Non-GAAP (or Adjusted) Financial Measures

This press release includes information about Free Cash Flow, Adjusted Gross Loss, Adjusted Net Loss and Adjusted EBITDA (collectively the “non-GAAP financial measures”), all of which are non-GAAP financial measures. These non-GAAP financial measures are measurements of financial performance that are not prepared in accordance with U.S. generally accepted accounting principles and computational methods may differ from those used by other companies. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with Astra’s condensed consolidated financial statements prepared in accordance with GAAP. Non-GAAP financial measures are reconciled to their most comparable GAAP measures in the table set forth in this release.

We believe that both management and our investors benefit from referring to these non-GAAP financial measures in planning, forecasting and analyzing future periods. Specifically, our management uses these non-GAAP financial measures in planning, monitoring and evaluating our financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the excluded items described below.

We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP measures, helps investors make comparisons between Astra and other companies in our industry. In making any comparisons to other companies in our industry, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

We define Free Cash Flow as cash used in operating activities including cash used for capital expenditures.

Adjusted Gross Loss differs from GAAP Gross Loss in that it excludes inventory and deferred launch cost write-downs related to discontinuance of production of our current version of launch system.

Adjusted Net Loss differs from GAAP Net Loss in that it excludes the following items: (a) stock-based compensation, (b) loss on change in fair value of contingent consideration, (c) cash earnout compensation cost related to the acquisition of Apollo Fusion, (d) inventory write-downs related to discontinuance of production of our current version of launch system, (e) deferred launch costs write-downs related to discontinuance of production of our current version of launch system, and (f) other special items. During the second quarter, other special items primarily related to amortization of licensed intellectual property and employee COVID-19 testing expenses.

We define Adjusted EBITDA as Adjusted Net Loss, excluding the following items: (a) interest expense and interest income, (b) income tax expense, (c) loss on marketable securities, and (d) depreciation and amortization. We are unable to predict with reasonable certainty the ultimate outcome of these exclusions without unreasonable effort.

Investor Contacts:

Andrew Hsiung, Astra

investors@astra.com

Media Contact:

Kati Dahm, Astra

kati@astra.com

Astra Space, Inc.
Condensed Consolidated Statement of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$2,682	$-	$6,593	$-
Cost of revenues	17,445	-	28,459	-
Gross Loss	(14,763)	-	(21,866)	-
Operating expenses
Research and development	40,798	10,458	78,725	22,435
Sales and marketing	4,636	1,125	9,400	1,189
General and administrative	20,608	18,318	41,594	30,931
Loss on change in fair value of contingent consideration	1,800	-	17,300	-
Total operating expenses	67,842	29,901	147,019	54,555
Operating loss	(82,605)	(29,901)	(168,885)	(54,555)
Interest income (expense), net	356	(678)	530	(1,213)
Other income (expense), net	(54)	(718)	339	(718)
Loss on extinguishment of convertible notes	-	-	-	(133,783)
Loss before taxes	(82,303)	(31,297)	(168,016)	(190,269)
Income tax (benefit) provision	-	-	-	-
Net loss	$(82,303)	$(31,297)	$(168,016)	$(190,269)
Adjustment to redemption value on Convertible Preferred Stock	-	-	-	(1,011,726)
Net loss attributable to common stockholders	$(82,303)	$(31,297)	$(168,016)	$(1,201,995)

Basic and diluted loss per share
Weighted average basic and diluted shares - Class A	209,022	20,035	208,570	18,132
Loss per share	$(0.31)	$(0.47)	$(0.64)	$(18.52)
Weighted average basic and diluted shares - Class B	55,539	46,722	55,539	46,784
Loss per share	$(0.31)	$(0.47)	$(0.64)	$(18.52)

Astra Space, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	June 30,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$104,315	$325,007
Marketable securities	96,368	-
Trade accounts receivables	3,447	1,816
Inventories	3,155	7,675
Prepaid and other current assets	3,931	12,238
Total current assets	211,216	346,736
Property, plant and equipment, net	88,223	66,316
Right-of-use asset	8,601	9,079
Goodwill	58,251	58,251
Intangible assets, net	16,292	17,921
Other non-current assets	3,114	721
Total assets	$385,697	$499,024

Liabilities and Stockholders' Equity:
Accounts payable	$14,331	$9,122
Operating lease obligation, current portion	1,759	1,704
Accrued expenses and other current liabilities	45,182	29,899
Total current liabilities	61,272	40,725
Operating lease obligation, net of current portion	6,745	7,180
Other non-current liabilities	18,757	14,599
Total liabilities	86,774	62,504

Total stockholders’ equity	298,923	436,520
Total liabilities and stockholders’ equity	$385,697	$499,024

Astra Space, Inc.
Summary of Cash Flow Data
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Cash used in operating activities	$(43,588)	$(20,978)	$(91,862)	$(34,655)
Capital expenditures	(11,122)	(8,472)	(32,064)	(8,796)
Free cash flow (non-GAAP)	(54,710)	(29,450)	(123,926)	(43,451)
Cash used in investing activities	(13,964)	(8,472)	(129,647)	(11,996)
Cash provided by financing activities	346	459,289	817	488,427

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$2,682	$-	$6,593	$-

GAAP gross loss	(14,763)	-	(21,866)	-
GAAP gross margin	(550)%	-	(332)%	-
Inventory write downs	10,200	-	10,200	-
Deferred launch costs write downs	2,213	-	2,213	-
Adjusted gross loss	$(2,350)	$-	$(9,453)	$-
Adjusted gross margin	(88)%	-	(143)%	-

GAAP net loss	$(82,303)	$(31,297)	$(168,016)	$(190,269)
Stock-based compensation	12,791	7,444	29,832	17,777
Loss on change in fair value of contingent consideration	1,800	-	17,300	-
Apollo cash earnout compensation	1,242	-	2,575	-
Inventory write downs	10,200	-	10,200	-
Deferred launch costs write downs	2,213	-	2,213	-
Loss on extinguishment of convertible notes	-	-	-	133,783
Other special items	1,088	750	2,781	750
Adjusted net loss	(52,969)	(23,103)	(103,115)	(37,959)
Interest (income) expense, net	(356)	678	(530)	1,213
Income tax (benefit) expense	-	-	-	-
Accretion (amortization) of marketable securities	65	-	132	-
Depreciation and amortization	4,858	1,030	7,633	1,918
Adjusted EBITDA	$(48,402)	$(21,395)	$(95,880)	$(34,828)